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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         INLAND STEEL INDUSTRIES INC.
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               (Name of Registrant as Specified In Its Charter)


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Notes:


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                                                        May 8, 1997




Dear Institutional Shareholder:

Bob Darnall and Dale Wiersbe recently made a presentation to The Steel Splinter Group which consists of analysts, primarily on the sell-side, who actively follow the company. A copy of their slides is enclosed.

In addition, I want to expand on our Board's recommendation against the proposal by Greenway Partners that Inland spin-off Ryerson Tull. Long before Greenway became involved, Inland's Board and management had embarked upon value building initiatives and taken significant actions toward achieving Operational Excellence. The recapitalization of the company and talks held with USX-U.S. Steel Group last year are two examples of strategic alternatives we pursued. After serious study our Board unanimously concluded that a spin-off of Ryerson Tull is NOT in shareholders' best interest at this time.

The Board also concluded that the most enduring way to create shareholder value is by improving operating performance. Clearly, results for the last three quarters demonstrate that substantial improvements are being made and that our strategic plan is beginning to bear fruit. Specifically, for the first quarter of 1997:

     . Net income of $31.2 million, or 59 cents per common share, nearly doubled that of Q-1, 1996,

     . Inland Steel Company's operating profit was up over $25 million from Q-1 a year ago, well above analysts' expectations,

     . Ryerson Tull posted operating profit of $35.0 million with shipments up
       11 percent, operating expenses per ton down and further gains in market share, and

     . Corporate interest expense was down 18 percent from the first quarter of 1996 reflecting our company's recently concluded accelerated deleveraging program.

As described in our proxy statement, a spin-off now would have costly adverse tax consequences, could very well impair shareholder value and would most certainly limit our Board's ability to pursue other alternatives for maximizing shareholder value. Management and the Board urge you to:

                      Vote AGAINST item #3 on the proxy.
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If you have any questions, please give me a call. Thank you for your support on this very important matter.

Sincerely,